Exhibit 99.1

NEWS RELEASE

For further information, please contact Earle A. MacKenzie at 540-984-5192.

SHENANDOAH TELECOMMUNICATIONS COMPANY ANNOUNCES YEAR END CUSTOMER RESULTS

EDINBURG, VA, (January 22, 2009) – Shenandoah Telecommunications Company (Shentel) (NASDAQ: SHEN) today announced year end customer results for 2008. As a Sprint PCS Affiliate of Sprint Nextel, the Company’s PCS operations added 5,685 net retail customers in the fourth quarter and 24,159 net retail customers for the year. Year end 2008 retail customers were 211,462, an increase of 12.9%. The Company had fourth quarter retail PCS churn of 1.87%. The 2008 annual retail churn rate was 1.86%.

The Company had a net increase of 284 DSL customers in the fourth quarter of 2008 and 1,902 for the year, to end 2008 at 10,038 DSL customers, which represents penetration of 41% of telephone access lines. Shenandoah Telephone ended 2008 with 24,209 access lines, a decrease of 327 for the year.

Shentel’s cable operations located in Shenandoah County, Virginia added 100 cable subscribers in the fourth quarter to end the year at 8,242. On December 1, 2008, the Company completed the acquisition of cable properties in West Virginia and Virginia from Rapid Communications, LLC. Total year end cable subscribers, including the customers in Shenandoah County, Virginia was 25,369.

January 22, 2009

News Release

Shentel Converged Services ended 2008 with a total of 45,715 video, Internet and voice Revenue Generating Units, an increase of 5,325 from year end 2007. The Company has previously announced plans to sell the Converged Services business and will report this segment as discontinued operations at December 31, 2008.

The Company plans to conduct the year-end earnings call at 10:00 AM on March 6, 2009.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company is a holding company that provides a broad range of telecommunications services through its operating subsidiaries. The Company is traded on the NASDAQ National Market under the symbol “SHEN.” The Company’s operating subsidiaries provide local and long distance telephone, Internet and data services, cable television, wireless voice and data services, alarm monitoring, and telecommunications equipment, along with many other associated solutions in the Mid-Atlantic and Southeastern United States.

This release contains forward-looking statements that are subject to various risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of unforeseen factors. A discussion of factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in the Company filings with the SEC. Those factors may include changes in general economic conditions, increases in costs, changes in regulation and other competitive factors.

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